Exhibit 99.1

SAMSON OIL & GAS LIMITED ANNOUNCES RESULTS OF GENERAL MEETING

Perth – Monday 13 August 2018

Pursuant to ASX Listing Rule 3.13.2, Samson Oil & Gas Limited advises on the outcome of voting on the resolution put to shareholders at today’s General Meeting.

Details of the voting in regard to the resolution (together with the information required to be given by Section 251AA of the Corporations Act) was as follows:

▪	Resolution 1 – Disposal of main undertaking

Proxy votes were as follows:

Votes of proxies directed to vote for the resolution	:	561,434,657
Votes of proxies directed to vote against the resolution	:	7,880,600
Votes of proxies directed to abstain on the resolution	:	2,455,663
Votes of proxies able to vote at the proxies' discretion	:	-

Resolution 1 was passed on a show of hands.

For and on behalf of the Board of Directors of
SAMSON OIL & GAS LIMITED

DENIS RAKICH
Director